Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statements No. 333-190516, No. 333-170475, and No. 333-163357 of Charter Communications, Inc. on Form S-8 of our report dated October 24, 2014 relating to the combined financial statements of Comcast Cable Systems to be Contributed to Midwest Cable, Inc. (which report expresses an unmodified opinion and includes an emphasis of matter paragraph that describes matters related to the basis of presentation of the combined financial statements), appearing in this Current Report on Form 8-K of Charter Communications, Inc. dated October 29, 2014.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
October 29, 2014